Exhibit 10.28
PARTNER ACKNOWLEDGMENT AND JOINDER AGREEMENT
This PARTNER ACKNOWLEDGMENT AND JOINDER AGREEMENT (this “Agreement”), dated as of May 14, 2023, is by and among TPG OPERATING GROUP II, L.P., a Delaware limited partnership (“Acquiror”), AG Partner Investments, L.P., a Delaware limited partnership (“API”), Alabama Investments (Parallel), LP, a Delaware limited partnership (“New API II”), AG GP, LLC, a Delaware limited liability company (the “API GP”), solely in its capacity as the representative of the API Entities and the Alabama Partners (the “API Representative”), the undersigned limited partner of API (the “Partner”) and, solely for purposes of Section 2(i), Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Alabama Co”).
WHEREAS, as of the date hereof, the Partner holds a limited partnership interest in API (an “API Interest”);
WHEREAS, concurrently with the execution of this Agreement, Acquiror, TPG GP A, LLC, a Delaware limited liability company, TPG Inc., a Delaware corporation, API, Alabama Co, AG Funds, L.P., a Delaware limited partnership (“Alabama Funds” and together with API and Alabama Co, the “Companies” and each of them, a “Company”), Alabama Investments (Parallel) Founder A L.P., a Delaware limited partnership (“Founder Holdings A”), Alabama Investments (Parallel) Founder G L.P., a Delaware limited partnership (“Founder Holdings G”), New API II, API GP (and together with Founder Holdings A, Founder Holdings G and New API II, the “API Entities” and each of them, an “API Entity”), and the API Representative, are entering into that certain Transaction Agreement dated as of the date hereof (the “Transaction Agreement”), pursuant to which, among other things, Acquiror has agreed to acquire all of the outstanding limited partnership interests in the Companies (collectively, the “Acquired Interests”) at the Closing, subject to the terms and conditions therein (the “Transactions”);
WHEREAS, as of immediately prior to the Closing, the Partner’s ownership interests in the Companies shall be equal to its Ownership Percentage and its proportional share of the Final Earn-Out Amount shall be based on its Earn-Out Percentage, each as determined by the API GP and as set forth on Schedule A (as may be further adjusted to reflect any Withdrawn Partners in accordance with the Transaction Agreement prior to the Closing, “Schedule A”);
WHEREAS, as of the Closing, the Partner shall be the record and beneficial owner of the Closing Units (as defined and set forth on Schedule B) (as may be adjusted pursuant to the terms of the Partner Holdings Partnership Agreement and the Transaction Agreement) and may be eligible to receive Additional Units (as defined on Schedule B) pursuant to Section 4.03 of the Partner Holdings Partnership Agreement following the issuance of additional Common Units to New API II pursuant to Sections 2.4 or 2.7 of the Transaction Agreement; and
WHEREAS, as a condition and material inducement to entering into the Transaction Agreement, Acquiror has required that the API Entities obtain a Partner Acknowledgement and Joinder Agreement, from each Key Person and Other Senior Partner and each of the other Alabama Partners (other than any Withdrawn Partners) and their respective Related Partners, and in order to satisfy this condition and thereby induce the Acquiror to enter into the Transaction Agreement, such Person is willing to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Transaction Agreement. Where appropriate, all references to a Partner that is not a natural person shall also include references to the Partner’s Related Partner (as defined in the Partner Holdings Partnership Agreement).

2.    Agreements of the Partner.
(a)    Transaction Acknowledgment. The Partner acknowledges that as a condition and material inducement to entering into the Transaction Agreement, Acquiror has required that the API Entities obtain a Partner Acknowledgement and Joinder Agreement from each Key Person and Other Senior Partner and each of the other Alabama Partners (other than any Withdrawn Partners) and their respective Related Partners, and in order to satisfy this condition and thereby induce the Acquiror to enter into the Transaction Agreement, the Partner is willing to enter into this Agreement and agrees that the Agreement shall be irrevocable. The Partner hereby acknowledges and irrevocably consents to the form, terms and conditions of the Transaction Agreement, the other Transaction Documents, and the consummation of the Transactions in accordance therewith, including the Pre-Closing Transactions, the Merger and the amendment and restatement of (i) the limited partnership agreement of API and (ii) New API II pursuant to the Partner Holdings Partnership Agreement.
(b)    Transaction Agreement “Alabama Partner” Provisions. The Partner hereby agrees to be bound by, and to comply with, the provisions applicable to the “Alabama Partners” and the “Non-Founder Partners” set forth in the Transaction Agreement in the same manner, and to the same extent, as if the Partner were an original signatory to the Transaction Agreement, for all obligations of the “Alabama Partners” and the “Non-Founder Partners” set forth in the Transaction Agreement, in each case, subject to the applicable limitations or restrictions set forth therein.
(c)    API Representative. Without limiting the generality of Section 2(b), the Partner hereby agrees to be bound by, and hereby irrevocably constitutes and appoints the API Representative as his, her or its agent, attorney-in-fact and representative pursuant to the terms and conditions of Section 11.13 of the Transaction Agreement.
(d)    Purchase Price Adjustment. Without limiting the generality of Section 2(b), the Partner hereby agrees that the Partner shall be bound by, and comply with, the provisions applicable to the “Alabama Partners” set forth in Section 2.4 of the Transaction Agreement.
(e)    Indemnification Obligation. Without limiting the generality of Section 2(b), the Partner hereby agrees to be bound by the terms of Article X and Section 6.12(j) of the Transaction Agreement with respect to the indemnification rights and obligations of the Alabama Partners, subject to the limitations on indemnification set forth in Article X of the Transaction Agreement (or with respect to indemnification pursuant to Section 6.12(j), subject to the applicable limitations incorporated therein). The Partner acknowledges and agrees that the provisions of the Transaction Agreement will govern any claims for indemnification brought by the Acquiror Indemnitees pursuant to Article X or Section 6.12(j) of the Transaction Agreement and this Agreement.
(f)    Tax Covenants and Reporting. Without limiting the generality of Sections 2(b) or 2(e), the Partner hereby agrees to be bound by Section 6.12 of the Transaction Agreement.
(g)    Section 83(b) Election. The Partner will file a protective election under Section 83(b) of the Code in respect of any equity in New API II in the manner specified in Section 1.83-2 of the Treasury Regulations at the time and in the form determined by the Acquiror.
(h)    TPG Partner Agreements. The Partner hereby (i) agrees, effective as of the Closing, to join and become a party to each of the agreements listed on Schedule C, in each case, in substantially the form attached as an exhibit to the Transaction Agreement (subject to any amendments, modifications or changes thereto as the Acquiror and API Representative shall agree in writing at or prior to the Closing), and in the case of the Partner Holdings Partnership Agreement as may be modified by Schedule B attached hereto (which summarizes certain terms of the Partner’s expected interest in New API II as of the Closing) (collectively, the “TPG Partner Agreements”), (ii) agrees that, upon the execution and delivery of any TPG Partner Agreement by the API Representative pursuant to the immediately following sentence, the Partner shall be bound by each and every term and provision thereof that is applicable to the Partner as a party thereto and (iii) confirms in all respects each representation and warranty, solely as of any specified date therein, and each covenant, in each case applicable to the Partner and set forth in each TPG Partner Agreement. The Partner hereby constitutes and appoints the API Representative, with full power of substitution as his, her or its true and lawful agent and attorney-in-fact for the Partner and empowers and authorizes such attorney, in the name, place and stead of the Partner, to make, execute, sign, acknowledge, swear to, deliver, record and file in all necessary or appropriate places, the applicable TPG Partner Agreement to be entered into by the Partner at the Closing. The Partner hereby ratifies, confirms and adopts as his, her or its own, all actions that may be taken by such attorney-in-fact pursuant to this Section 2(h). The foregoing power of attorney (i) is deemed coupled with an interest, shall be irrevocable and shall survive the bankruptcy, death or incapacity of the Partner, (ii) may be exercised by the API Representative either by signing separately as attorney-in-fact for the Partner or, executing an instrument, by a single signature of the API Representative acting as attorney-in-fact for all of them, and (iii) shall survive the direct or indirect assignment by the Partner of the whole or any fraction of its API Interests. If the Partner is an Estate Planning Entity (as defined in the Partner Holdings Partnership Agreement), this Agreement must be signed by both the Partner and the Related Partner, and by signing this Agreement, the undersigned Related Partner hereby represents, warrants and covenants to New API II that he or she will be subject to the obligations of the Partner Holdings Partnership Agreement as if he or she were a limited partner of New API II.
(i)    Employee Waiver. The Partner expressly acknowledges and agrees that effective as of the Closing (the “Waiver Effective Date”), that certain employment agreement or offer letter set forth on Schedule E (the “Employment Letter”) shall be null and void and shall thereafter have no further force or effect, and following the Waiver Effective Date, the Partner shall not be entitled to any payments (whether in cash or property or the vesting of cash or property) under the Employment Letter, including any such payments that might otherwise have been received as a result of the consummation of the transactions contemplated by the Transaction Agreement. The Partner further expressly acknowledges and agrees that the closing of the Transactions (including, for the avoidance of doubt, the Pre-Closing Transactions and the Closing Transactions (including the Merger)) and any changes to the Partner’s title, authority, duties, responsibilities or reporting lines attributable to or otherwise related to the Transactions, shall not constitute, or be deemed to constitute, “Good Reason” under the Employment Letter (or for any other employment arrangement) or a breach of the Employment Letter. Alabama Co is party hereto solely with respect to this Section 2(i) and accordingly may enforce the terms and conditions of this Section 2(i). Schedule F sets forth certain employment terms that shall apply to the Partner from and after the Closing.
(j)    API Interests. The Partner hereby agrees, from the date hereof until the Closing, to retain its ownership, beneficially and of record, and good and valid title to, all of its API Interests that it currently holds and any additional interests in API it may acquire, free and clear of all Liens, other than restrictions on transfer under applicable Laws pertaining to securities and in respect of loans to the Partner approved by the General Partner, and except as otherwise contemplated in the Transaction Agreement.

(k)    Outstanding Loans. The Partner acknowledges and agrees that the Partner shall pay in full any amounts, whether or not then due, borrowed from or otherwise owed to any of the Company Group Entities pursuant to the loan or loans set forth on Schedule E, prior to or simultaneously with the Closing.
3.    Representations and Warranties of the Partner. The Partner (and its Related Partner, if applicable) hereby represents and warrants to the Acquiror as follows:
(a)    (i) Such Person has the legal capacity to execute and deliver this Agreement and the applicable TPG Partner Agreement, and to perform the obligations set forth herein and therein, as applicable; (ii) such Person has duly and validly executed this Agreement, and, by its execution of this Agreement and the execution and delivery by the API Representative as attorney-in-fact for such Person, the applicable TPG Partner Agreement; (iii) this Agreement and the applicable TPG Partner Agreement is (or will be upon its execution) a legal, valid and binding obligation on such Person, enforceable against such Person in accordance with the terms set forth herein or therein, as applicable; (iv) such Person has entered into this Agreement freely and voluntarily and not under duress; (v) such Person owns, beneficially and of record, and has good and valid title to all of its API Interests free and clear of all Liens other than restrictions on transfer under applicable Laws pertaining to securities and in respect of loans to the Partner approved by the General Partner, and such Person does not own any other securities of API or the Companies other than the API Interests and the Partner’s rights and obligations with respect to the Partner’s limited partner interests in the Carry Vehicles (as set forth on Schedule D) and the Points awarded thereunder (including “carry equivalents” in respect of similar vehicles or instruments) prior to the date of this Agreement or any additional interest in API it may acquire prior to the Closing; (vi) such Person has had an opportunity to review the Ownership Percentage and the Earn-Out Percentage, each as set forth on Schedule A and ask any question that such Person may have had about the Ownership Percentage set forth on Schedule A and acknowledges that the Ownership Percentage and the Earn-Out Percentage are estimates and may change in accordance with the terms of the Transaction Agreement and the other Transaction Documents; (vii) such Person has reviewed, and approves of, the Letter of Transmittal attached as an exhibit to the Transaction Agreement; and (viii) such Person has received a complete copy of, has read and understands the Transaction Agreement and the applicable TPG Partner Agreement.
(b)    Other than as provided in the Employment Letter, such Person is not a party to nor a beneficiary of any employment, severance or other agreement that provides for the terms of such Person’s retention as an employee or service provider with any of the Company Group Entities or any of their subsidiaries or the termination of such retention. Other than as set forth on Schedule E, such Person has not borrowed any amounts from, nor owes any amounts to, any of the Company Group Entities.
(c)    Neither the execution and delivery of this Agreement or the applicable TPG Partner Agreement, nor the consummation or performance of the transactions contemplated hereby or thereby by such Person will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any applicable Law to which such Person is subject, or any decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority to which the Partner is subject; (ii) breach any provision of, give any Person the right to declare a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) or exercise any remedy under (including any right of first refusal or right of first offer or similar provision), accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, Contract to which such Person is a party; or (iii) result in the creation or imposition of any Lien upon any of the API Interests or the Acquired Interests (other than restrictions on transfer under applicable Laws pertaining to securities).

4.    Release.
(a)    Effective as of the Closing, the Partner (and its Related Partner, if applicable), on behalf of itself and, only to the extent, if any, that the Partner (or Related Partner, if applicable) has the right, power and authority to do so, each of its respective past, current and future Affiliates and each of their respective heirs, executors, estates, officers, directors, employees, investors, partners, equityholders, agents, representatives, successors and assigns (each a “Releasing Party”) hereby irrevocably and unconditionally releases and forever discharges (i) the Acquiror, (ii) the API Entities, (iii) the Company Group Entities and (iv) each of the respective officers, directors, employees, investors, partners, equityholders, agents, representatives, successors and assigns of each of the parties listed in the foregoing clauses (i), (ii) and (iii) (each a “Released Party” and collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, that any Releasing Party has had, currently has, or may have in the future against any Released Party, in each case, whether known or unknown, suspected or unsuspected, absolute or contingent, or direct or indirect, and whether at law or in equity, arising from any actions or omissions or other conduct occurring prior to and including the Closing, in each case, to the extent relating to or arising out of (A) the Transactions (including the Merger), (B) the Organizational Documents of API, New API II and the Company Group Entities, or (C) the Releasing Party’s relationship with the Company Group Entities, including, as applicable, as an employee, an officer, a member of the board of directors, and as a direct or indirect equityholder of the Company Group Entities (collectively, “Released Claims”). Notwithstanding anything herein to the contrary, Released Claims shall not include, and nothing contained in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect (u) any rights the Partner may have to previously vested or accrued or deferred compensation or benefits under the compensation and employee benefit programs of the Company Group Entities through the Closing, (v) any rights the Partner may have under the applicable TPG Partner Agreement from and after the Closing, (w) any rights with respect to limited partner interests in the Carry Vehicles set forth on Schedule D (including with respect to any Points (as defined in the Carry Vehicles) awarded prior to the date of this Agreement, and “carry equivalents” in respect of similar vehicles or instruments) to the extent such rights existed prior to the date of this Agreement, (x) any obligations of any party arising under the Transaction Agreement or any other Transaction Document that survive the Closing, or (y) any indemnification or insurance rights that the Partner may be entitled to as a manager, director or officer of the Company Group Entities pursuant to applicable Law or the Organizational Documents of the Company Group Entities. Notwithstanding the foregoing, (A) no Releasing Party is releasing any rights available to such Releasing Party with respect to Fraud by any Person and (B) this Agreement shall not affect any of the Releasing Party’s rights which cannot be waived as a matter of law. In no event shall the Partner have liability pursuant to Article X of the Transaction Agreement in excess of the Partner’s respective Indemnity Cap Amount. Nothing in this Agreement or any other agreement or arrangement of a Company Group Entity to which the Partner is subject will (a) prohibit the Partner from making reports of possible violations of U.S. federal law or regulation to any governmental agency or entity in accordance with Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of U.S. federal law or regulation or other similar law, regulation or rule, or (b) require notification or prior approval by a Company Group Entity of any such reporting.
(b)    THE GENERAL RELEASE IN THIS SECTION 4 IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT OR OTHERWISE OF OR BY RELEASED PARTIES.

(c)    The Partner is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the releases provided for in this Section 4. However, it is the intention of the Partner that such releases shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 4. In furtherance of this intention, the Partner expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”), and any similar provision in any other jurisdiction. Section 1542 provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
The Partner acknowledges and agrees that Section 1542, and any similar provision in any other jurisdiction, if they exist, is designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, the Partner agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 4, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction.
(d)    The Partner covenants and agrees not to sue, make, assert, or maintain, directly or indirectly, any Released Claim or to bring, request, initiate or file any suit or action regarding any Released Claim, all of which are released pursuant to this Agreement.
(e)    The Partner is not aware of any claims that the Partner has or might have against any of the Company Group Entities that are not included in the release of claims in this Section 4.
(f)    The Partner acknowledges and agrees that the consideration the Partner is receiving pursuant to the Transaction Agreement and the other Transaction Documents in exchange for the release of Released Claims, all of which are released pursuant to this Agreement, is good and sufficient consideration and exceeds anything of value to which the Partner is already entitled.
(g)    The Partner hereby waives and eliminates any duty, fiduciary or otherwise, that could have been, or could be, breached by any act, omission or transaction that could otherwise have formed, or form, the basis for any Released Claim.
5.    Amendment. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement executed by Acquiror, the Co-Managing Partners and the Partner.
6.    No Waiver. The failure or delay by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may only be waived in a writing by the party that will lose the benefit of such provision as a result of such waiver.

7.    Severability. Should any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance be held by a court of competent jurisdiction to be invalid, void or unenforceable by Law to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.
8.    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by email of a PDF transmission (upon manual or electronic confirmation of delivery), or (c) one (1) Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party hereto may designate by notice to the other parties in accordance with this Section 8):
If to the Acquiror or (upon the Closing) API:
Alabama Investments (Parallel), LP
c/o TPG Global, LLC.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attn: Office of the General Counsel
Email: officeofgeneralcounsel@tpg.com
with copies to (which will not constitute notice):
Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, NY 10153
Attn:    Harvey Eisenberg
    Brian Parness
E-mail:    Harvey Eisenberg@weil.com;
    Brian.Parness@weil.com
Shearman & Sterling LLP
599 Lexington Ave.
New York, NY 10022
Attn:    John J. Cannon, III
    Gillian Emmett Moldowan
E-mail:    JCannon@shearman.com
    Gillian.Moldowan@shearman.com
If to the API Representative or (prior to the Closing) API:
Angelo Gordon
245 Park Avenue

New York, New York 10167
Attn:  Christopher Moore
Email: cmoore@angelogordon.com
with copies to (which will not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attn:    Steven J. Williams
    Samuel J. Welt
    Lawrence I. Witdorchic
Email:    swilliams@paulweiss.com
    swelt@pauwleiss.com
    lwitdorchic@paulweiss.com
and
If to the Partner:
To the address set forth on the signature page hereto.
Any of the above addresses may be changed at any time by notice given as provided above.
9.    Governing Law; Submission to Jurisdiction; Consent to Service of Process. This Agreement, and all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, shall in all respects be governed by, and interpreted and construed in accordance with, the substantive and procedural Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.
10.    Submission to Jurisdiction; Consent to Service of Process. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, any state or federal court within New Castle County, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each party hereto irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Court of Chancery of the State of Delaware or (b) any state or federal court within New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
11.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, STATUE OR OTHERWISE) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF

THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).
12.    Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party hereto at any time, whether or not by operation of law, without the written consent of the Partner and Acquiror; provided, however, that Acquiror may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Acquiror; provided further, that such assignment shall not release Acquiror from its obligations under this Agreement.
13.    Third-Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, that the Released Parties are hereby made express third party beneficiaries of this Agreement for purposes of enforcing Section 4 hereof.
14.    Construction and Interpretation. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The use of the singular or plural or masculine, feminine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be. When used in this Agreement, the word “including” or any variation thereof shall mean (unless the context of its usage otherwise requires) “including, without limitation.” The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties hereto acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement. References herein to any Law or any Contract mean such Law or Contract as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time. References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.
15.    Counterparts; Entire Agreement. This Agreement may be executed in two (2) or more counterparts (including by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. This Agreement, together with the Transaction Agreement and any of the Transaction Documents delivered by the Partner, set forth the entire understanding with respect to the subject matter hereof and supersede any prior or contemporaneous understandings with respect thereto, written or oral. To the extent of any inconsistency between this Agreement and any other written agreement containing similar terms, the terms most favorable to Acquiror shall govern.
16.    Further Action. The parties to this Agreement shall take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary or appropriate to achieve the purposes of this Agreement), and do, or cause to be done, and assist and cooperate with the other parties to this Agreement in doing, all things necessary to achieve the purposes of this Agreement, in each case, as may be reasonably requested by Acquiror, Founder Holdings A, Founder Holdings G or the API Representative.

17.    Termination. Notwithstanding anything to the contrary herein or otherwise, this Agreement shall automatically terminate and be of no further force or effect upon a termination of the Transaction Agreement prior to the Closing in accordance with its terms.
[Signature Pages Follow]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.
ACQUIROR:

TPG OPERATING GROUP II, L.P.
By: TPG Holdings II-A, LLC, its general partner

By:
Name: [ ]
Title: [ ]

[Partner Acknowledgment and Joinder Agreement]

API:

AG PARTNER INVESTMENTS, L.P.
By: AG GP LLC, its general partner

By:
Name: [ ]
Title: [ ]

API REPRESENTATIVE:

API GP LLC

By:
Name: [ ]
Title: [ ]

NEW API II:

ALABAMA INVESTMENTS (PARALLEL), LP

By:
Name: [ ]
Title: [ ]

[Partner Acknowledgment and Joinder Agreement]

PARTNER:

[ ]

________________________________
Name: [ ]
Title: [ ]

Address: [ ]
Email: [ ]

[Partner Acknowledgment and Joinder Agreement]

Schedule A
Ownership Percentage and Earn-Out Percentage
1.    Ownership Percentage and Earn-Out Percentage. Subject to the terms and conditions of the Transaction Agreement, and as may be further adjusted to reflect any Withdrawn Partners (as defined in the existing limited partnership agreement of API) or as otherwise in accordance with the terms and conditions of the Transaction Agreement, the Partner’s Ownership Percentage (as defined in the Transaction Agreement) for purposes of the Transactions shall be [ ]% and the Partner’s Earn-Out Percentage shall be [ ]%.

[Partner Acknowledgment and Joinder Agreement]

Schedule B
TPG PARTNER UNITS AND MODIFICATIONS TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF AG PARTNER INVESTMENTS II, L.P.
1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Partner Holdings Partnership Agreement. For purposes of this Schedule A, “Additional Units” shall mean the TPG Partner Units issued to the Partner pursuant to Section 4.03 of the Partner Holdings Partnership Agreement in redemption of Earn-Out Units following the issuance of Common Units of Acquiror to New API II pursuant to Section 2.4 or 2.7 of the Transaction Agreement.
2.    Closing Units. Subject to Section 3 below, the following chart summarizes the Partner’s expected TPG Partner Units in New API II immediately following the Closing of the transactions contemplated by the Transaction Agreement (the “Closing Units” and, together with the Additional Units, the “Units”) and the associated vesting schedule:

Vesting Date	Closing Units
Closing Date (Vested)	[ ]
First anniversary of the Closing Date	[ ]
Second anniversary of the Closing Date	[ ]
Third anniversary of the Closing Date	[ ]
Fourth anniversary of the Closing Date	[ ]
Fifth anniversary of the Closing Date	[ ]

At the Closing of the transactions contemplated by the Transaction Agreement, the Partner will also be issued a number of Earn-Out Units pursuant to the Partner Holdings Partnership Agreement (“Earn-Out Units”) in accordance with the Partner’s Earn-Out Percentage.
[Partner Acknowledgment and Joinder Agreement]

3.    Adjustment of Closing Units. The number of Closing Units set forth in the above chart is an estimate, and the ultimate number of Closing Units to be received by the Partner will be determined in accordance with the terms of the Transaction Agreement. The number of Closing Units set forth above assumes that the Client Consent Percentage (as defined in and calculated in accordance with the Transaction Agreement) is at least 95%. In the event the Client Consent Percentage is less than 95%, the number of Closing Units set forth above shall be reduced in accordance with the Transaction Agreement and the Partner Holdings Partnership Agreement. The number of Closing Units set forth above also assumes that no other adjustment to the number of Closing Units occurs pursuant to Section 2.4 of the Transaction Agreement (e.g., as a result of adjustments to the Client Consent Percentage).
4.    Vesting of Earnout Value and Additional Units. In the event the Partner becomes entitled to a share of the Final Earnout Amount, as defined in the Transaction Agreement (such share of the Final Earnout Amount, the ”Earnout Value”), (i) the Partner shall be entitled to 15% of the Earnout Value without vesting and (ii) the Partner shall vest (or be deemed retroactively to have vested) in (a) 5% of the Earnout Value on the first anniversary of the Closing of the transactions contemplated by the Transaction Agreement and (b) 20% of the Earnout Value on each of the subsequent four annual anniversaries of the Closing of the transactions contemplated by the Transaction Agreement. Subject to Section 5 below, as soon as practicable following the determination of the Partner’s Earnout Value, Additional Units with a value (based on the Earnout Unit Price (as defined in the Transaction Agreement)) equal to the Earnout Value less the amount of the Earnout Value paid in cash to the Partner shall be issued to the Partner in redemption of the Partner’s Earn-Out Units. Of such Additional Units: (i) Additional Units with a value (based on the Earnout Unit Price) equal to the then vested portion of the Earnout Value less the amount of the Earnout Value paid in cash to the Partner shall be fully vested; and (ii) the remainder of such Additional Units shall vest in equal installments on the fourth (4th) and fifth (5th) anniversaries of the Closing. For clarity, a Partner’s termination of Services shall not affect the Partner’s entitlement (if any) to receive his or her Earnout Value to the same extent as the Partner has vested (or, in accordance with Section 5, is eligible to vest) in Closing Units, and to the extent Closing Units are to be forfeited, a corresponding portion of the Partner’s Earnout Value and Additional Units, if any, shall be forfeited and reallocated in accordance with Section 6.20 of the Transaction Agreement. In the event the Partner’s Services are terminated for any reason prior to the determination of the Final Earnout Amount, the vested portion of such Partner’s entitlement to the Earnout Value (after giving effect to any forfeitures resulting from a termination for Cause), if any, shall be paid to such Partner in cash and vested Additional Units (in such respective amounts determined by the General Partner in its discretion) as soon as practicable following the determination of the Final Earnout Amount and the Partner’s vested Earnout Value.
5.    Termination of Service. Except as set forth below, or as otherwise determined by the General Partner in its reasonable discretion (in accordance with the ControlCo LLCA) in consultation with the Co-Managing Partners, in the event the Partner’s Services are terminated for any reason or without reason, all unvested Units held by the Partner as of the Partner’s Separation Date shall be forfeited. Notwithstanding the previous sentence, (i) if the Partner’s Services are terminated as a result of the Partner’s termination by TPG without Cause [or the Partner resigns his employment for Good Reason (as defined on Schedule F to this Agreement),] any unvested Units held by the Partner as of its Separation Date will remain outstanding and continue to vest in accordance with the vesting schedule set forth in Section 2 or 4 above, as applicable, subject to Section 6 below, with distributions made thereon during the vesting period on the same terms as apply to Partners whose service is continuing and (ii) if the Partner’s Services are terminated by reason of the Partner’s death or Disability, any outstanding unvested Closing Units and Additional Units held by the Partner as of its Separation Date shall immediately vest as of such Limited Partner’s Separation Date. The Partner shall not be required to repay any distributions made, in accordance with Section 6.01(b) of the Partner Holdings
[Partner Acknowledgment and Joinder Agreement]

Partnership Agreement, to the Partner in respect of such unvested Units at any time prior to the Partner’s Separation Date. Except as otherwise determined by the General Partner in its reasonable discretion (in accordance with the ControlCo LLCA) in consultation with the Co-Managing Partners, in the event the Partner’s Services are terminated for Cause (or the Partner otherwise engaged in conduct constituting Cause (other than Breach)), all vested Units held by the Partner as of the Partner’s Separation Date that vested after the Closing Date in the two (2) years prior to the Partner’s Separation Date shall be immediately and automatically forfeited as of the Partner’s Separation Date and the Partner shall no longer have any rights with respect thereto (including any rights to distributions pursuant to Article VI of the Partner Holdings Partnership Agreement); provided, that, if the Partner has Exchanged any such vested Units that, absent such Exchange, would have been so forfeited, the Partner shall be required to pay to the Partner Holdings Partnership an amount equal to the fair market value of such Exchanged vested TPG Partner Units as of the Partner’s Separation Date, which shall be valued at the VWAP of Class A Stock for the ten (10) trading days prior to such Separation Date.
6.    Forfeiture on Breach of Restrictive Covenants. Notwithstanding anything herein to the contrary and except as otherwise determined by the General Partner (in accordance with the ControlCo LLCA) in consultation with the Co-Managing Partners, if there is a determination by a court of competent jurisdiction in a final non-appealable judgment that the Partner has breached (in any material respect) any of its obligations set forth in Section 9.01 of the Partner Holdings Partnership Agreement and such breach has not been cured within twenty (20) Business Days following written notice of the General Partner (copying the Co-Managing Partners) (a “Breach”), as of the date of such Breach (such date, the “Breach Date”), the Partner shall forfeit, (i) any unvested Units held by (or maintained on behalf of) the Partner and (ii) all vested Units held by the Partner as of the Breach Date that vested after the Closing Date (x) in the two (2) years prior to the Breach Date or (y) any time after the Breach Date and the Partner shall no longer have any rights with respect thereto (including any rights to distributions pursuant to Article VI of the Partner Holdings Partnership Agreement; provided, that, if the Partner has Exchanged any such vested Units that, absent such Exchange, would have been so forfeited, the Partner shall be required to pay to the Partner Holdings Partnership an amount equal to the fair market value of such Exchanged vested Units as of the Breach Date, which shall be valued at the VWAP of Class A Stock for the ten (10) trading days prior to such Breach Date. A Partner that is not a natural person will be deemed to have committed a Breach if the Partner’s Related Partner is considered to have committed a Breach (assuming for this purpose such Related Partner were subject to the restrictions of this Article IX of the Partner Holdings Partnership Agreement).
[Partner Acknowledgment and Joinder Agreement]

Schedule C
TPG PARTNER AGREEMENTS
1.    Partner Holdings Partnership Agreement, as a “Limited Partner”
2.    IRA, as a “Limited Partner”
3.    Exchange Agreement, as an “Indirect TPG OG Limited Partner”
4.    TRA, as a “TRA Party”

[Partner Acknowledgment and Joinder Agreement]

Schedule D
CARRY VEHICLES
1.    Alabama Advisors Participation Partners, L.P.
2.    Alabama Advisors Long-Term Distressed Participation Partners, L.P.
3.    Alabama Advisors Private Equity Participation Partners, L.P.
4.    Alabama Advisors Real Estate Participation Partners, L.P.
5.    Alabama Advisors AGCR VIII UK Participation Partners, L.P.
6.    Alabama Advisors Europe Realty UK Participation Partners, L.P.

[Partner Acknowledgment and Joinder Agreement]

Schedule E
EMPLOYMENT LETTER
1.    [ ]
OUTSTANDING LOAN
1.    [ ]

[Partner Acknowledgment and Joinder Agreement]

Schedule F
EMPLOYMENT TERMS
1.    Position, Location and Employer. Effective as of the Closing, the Partner will join TPG Inc. and its Affiliates (collectively, “Tennessee” or the “Company”) as [ ] and will be a Firm Partner. The Partner’s primary work location will be in [ ] (traveling as appropriate in connection with the Partner’s duties for Tennessee). The Partner’s employment with the Company will be “at will.” This means that the Partner’s employment will not be for a specific term, but rather will be terminable at any time by the Partner or Tennessee, with or without reason or notice. During the Partner’s employment with Tennessee, the Partner will be directly employed by an Affiliate of Tennessee Inc., which may be an API Entity (as applicable, the “Employer”) and will be paid as an employee of the Employer in accordance with the payroll practices of the Employer. The Employer and any other entity of Tennessee may withhold from any amounts payable to the Partner all federal, state, city or other taxes that are required to be withheld pursuant to any applicable law or regulation (it is understood that the Partner will be responsible for payment of all taxes in respect of the payments and benefits provided to the Partner, except to the extent withheld pursuant to this Section 1).
2.    Base Salary. The Partner’s 2023 annual salary will be no less than the Partner’s annual salary as of the date of this Agreement and will be prorated for the partial year from the Closing Date. Thereafter, the Partner’s salary will be determined by the Employer in its sole discretion.
3.    Discretionary Incentives.  The Partner will be subject to Tennessee’s annual performance evaluation process and will be eligible for certain discretionary incentives.  Such discretionary incentives will be determined by Tennessee in its sole discretion (including as to amount, form and timing) based on (among other considerations) the Partner’s performance and Tennessee’s performance as a whole (including realized investment proceeds available as discretionary incentives).  The cash portion of discretionary incentives is typically paid in December (although such timing is subject to change) and is subject to the Partner’s continued provision of services to Tennessee through the payment date. Any restricted stock units (or other award under the Tennessee Inc. Omnibus Equity Incentive Plan (the “Plan”), as Tennessee may determine in its sole discretion) provided as a portion of the Partner’s discretionary incentive will be subject to the terms of the applicable award agreement (including being subject to the Partner’s continued provision of services to Tennessee through the applicable vesting dates set forth therein). Equity issuances under the Plan are generally expected to be consistent with Tennessee practice on equity issuance for similarly situated personnel. The discretionary incentives process is subject to change by Tennessee in its sole discretion, and the Partner acknowledges and agrees that any amounts related to the discretionary incentive process are discretionary and not guaranteed. Notwithstanding the foregoing, incentive compensation payable to the Partner in respect of the Ring-Fence Period (as defined in the Promote Unit Principles shall be determined in accordance with the Promote Unit Principles.
4.    Carried Interest. [Other than as provided in Section 6, below, the] Partner’s rights and obligations with respect to the Partner’s limited partner interests in the Carry Vehicles (as set forth on Schedule D) and the Points awarded thereunder (including “carry equivalents” in respect of similar vehicles or instruments) prior to the date of Closing (the “Outstanding Carry Awards”) shall not be impacted by the Closing and, following the Closing, shall not be modified without the written consent of the Partner unless such modification would be allowed pursuant to the governing documents for such Points and interests in existence prior to the Closing. With respect to Tennessee’s “downstairs carry program,” any interest in a Company Fund (whether provided through a Carry Vehicle or otherwise) granted from or after the Closing shall be in accordance with the terms generally applicable to service providers of Tennessee and as
[Partner Acknowledgment and Joinder Agreement]

described in the document “Summary of Certain Provision of the Tennessee Vintage Share Program” previously provided to the Partner, which is subject to change by the Company in its sole discretion subject to any limitations under the terms of the applicable underlying documents.
5.    Benefits. The Partner will either remain a participant in one or more benefit plans of the API Entities or be immediately eligible to participate in the Company’s standard employee benefit plans applicable to similarly situated employees. Such benefits currently include paid public holidays, health, life, long-term and short-term disability insurance and a 401(k) profit sharing plan. The current terms of such benefits are subject to change by the Company in its sole discretion. The Partner’s participation in such benefit plans is subject to the terms and conditions contained in the documents that govern such plans. For the avoidance of doubt, Section 6.6(b) of the Transaction Agreement shall apply to the Partner.
6.    [Certain Additional Rights.
(a)    Provided the Partner materially complies with his obligations under any restrictive covenants to which the Partner is subject, and provided the Partner executes and does not revoke a release substantially in the form provided to the Partner by the Company (the “Release Agreement”) within the time period provided therein (which time period shall be no earlier than 45 days following the Partner’s termination date and no later than the time period required to make such payments either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended), if (i) the Partner’s employment terminates as a result of his death or Disability (as defined in the Partner Holdings Partnership Agreement), (ii) his employment is terminated without Cause (as defined in the Partner Holdings Partnership Agreement), (iii) the Partner resigns his employment for Good Reason (as defined herein) (the events in (i), (ii) and (iii) constituting a “Qualified Termination”) or (iv) the Partner retires on or after December 31, 2024, and the Partner has provided Tennessee with at least 12 months' advance written notice of his intention to retire as required under Paragraph 6(c) below, the Partner (or his estate, if applicable) shall be paid a pro-rata cash bonus for the year of termination determined by multiplying the average of the annual incentive paid in each of the previous three years by a fraction, the numerator of which is the number of days the Partner was employed during the applicable performance year and the denominator of which is 365, with such amount paid to the Partner (or if applicable his estate) when bonuses for such year are paid to senior executives of the Company, but no later than March 15th of the year following the year in which the Partner’s employment terminates.
(b)    Upon a Qualified Termination, and provided the Partner materially complies with his obligations under any restrictive covenants to which he is subject, and provided the Partner executes and does not revoke the Release Agreement within the time period provided therein and in Paragraph 6(a) hereof, any Outstanding Carry Awards which are less than 50% vested as of the date of such termination will accelerate vesting such that such awards are no less than 50% vested as of the Partner’s termination date.
(c)    Provided that the Partner continuously provides Services (as defined in the Partner Holdings Partnership Agreement) to Tennessee from the date hereof until December 31, 2024, then on January 1, 2025 any Outstanding Carry Awards that have not fully vested by such date shall retroactively be adjusted to vest evenly over a three (3) year period, with 33% vesting on the final closing of the fund raise of the applicable fund and 33% and 34% vesting respectively on the first and second anniversaries of such closing dates. If the Partner continuously provides Services to Tennessee from the date hereof until December 31, 2026, then on January 1, 2027, any Outstanding Carry Awards that have not fully vested by such date shall retroactively be adjusted to vest evenly over a two (2) year period with 50% vesting on the final closing of the fund raise of the
[Partner Acknowledgment and Joinder Agreement]

applicable fund and 50% vesting on the first anniversary of such closing date. The accelerated vesting provided for in this Paragraph 6(c) shall be rescinded if (a) the Partner does not provide twelve (12) months written notice of his decision to voluntarily stop providing Services to Tennessee (for example, if the Partner wants to retire from Tennessee on January 1, 2025, then he needs to provide written notice to Tennessee of that decision no later than January 1, 2024), (b) the Partner does not make himself available as an adviser to Tennessee for twelve (12) months following his ceasing to provide Services to Tennessee, or (c) the Partner materially violates any of his obligations under any restrictive covenants to which he is subject. If the Partner incurs a Qualified Termination after he has provided the required twelve (12) months' advance notice hereunder, then his Outstanding Carry Awards shall vest (subject to the terms and conditions of this Paragraph 6(c) or Paragraph 6(b), as applicable) based upon the vesting schedule that is more favorable to the Partner under this Paragraph 6(c) or Paragraph 6(b) and determined, in both cases, as if the Partner provided Services to Tennessee for the full 12 month notice period.
(d)    “Good Reason” for purposes of this Agreement shall mean without the Partner’s prior written consent delivered to Tennessee: (a) Tennessee removing the Partner as a Tennessee Firm Partner, as Co-Managing Partner of TPG-AG, or as a member of Tennessee Inc.’s Management Committee (provided, however, that Tennessee may change the Partner’s title as Co-Managing Partner of TPG-AG to a title of equivalent or greater status); (b) the Partner ceasing to report to the Chief Executive Officer of Tennessee, Inc.; (c) a material reduction in the Partner’s base salary; (d) Tennessee’s material breach or violation of this Agreement; or (e) the failure of a successor to all or substantially all the assets of Tennessee to assume Tennessee’s obligations under this Agreement, either contractually or as a matter of law as of the date of such transaction; provided that with respect to each of the foregoing (a) through (d), the Partner has given Tennessee written notice of Good Reason within 30 days after the event giving rise to Good Reason has occurred, Tennessee does not cure such Good Reason within 30 days after the receipt of such notice, and the Partner terminates employment within 90 days following the end of Tennessee’s cure period. For the avoidance of doubt and notwithstanding anything herein to the contrary, a termination (or notice of termination) of the Partner’s employment by Tennessee shall not result in or otherwise constitute Good Reason.]
7.    [Strip. The limited partner shall be allocated [ ]% of all Performance Earnings.]
8.    [Tennessee Inc. Board. Provided such appointment would not result in a violation of any applicable laws, including the Sarbanes-Oxley Act of 2002, as amended, Tennessee Inc. shall take all necessary actions to appoint the Partner as a member of its Board of Directors within seven (7) days following the date of the Closing.]
9.    Policies and Procedures. The Partner agrees to comply fully with all Company policies and procedures applicable to employees, as amended and adopted from time to time.
10.    Representation. The Partner represents that the Partner understands that this Schedule F sets forth certain terms and conditions of the Partner’s employment relationship with the Company and as such, the Partner has no express or implied right to be treated the same as or more favorably than any other employee of Tennessee with respect to any matter set forth herein based on the terms or conditions of such person’s employment relationship with Tennessee.
11.    [Indemnification. Tennessee shall provide the Partner with an indemnification agreement containing terms no less favorable to the Partner than those provided to other senior
[Partner Acknowledgment and Joinder Agreement]

executives of Tennessee. The Partner shall also be covered under any applicable directors’ and officers’ liability insurance policy(ies) covering similarly situated executives of Tennessee.]
12.    Partner Holdings Partnership Agreement; Transaction Agreement. Notwithstanding anything to the contrary set forth herein, nothing in this Schedule F is intended to limit or supersede the Partner’s rights and obligations under the Partner Holdings Partnership Agreement, including for the avoidance of doubt, the Partner’s rights and obligations under Article 9 of the Partner Holdings Partnership Agreement, or any of the Partner’s rights to compensation following the Closing as set forth in the Transaction Agreement.

[Partner Acknowledgment and Joinder Agreement]